Exhibit 99.1

FOR IMMEDIATE RELEASE: February 20, 2008	PR08-03

CANYON RESOURCES OPTIONS NEVADA PROPERTIES
TO GOLDEN PREDATOR

Golden, CO - Canyon Resources Corporation (AMEX:CAU) (“Canyon”), a Colorado-based mining company, has entered into an Option Agreement, whereby Golden Predator Mines US Inc. (“Golden Predator”), a wholly-owned subsidiary of Golden Predator Mines Inc. of Vancouver British Columbia, shall assume Canyon’s interest in the advanced stage Adelaide and Tuscarora gold exploration properties (the “Properties”) located in Humboldt and Elko Counties in Nevada. On February 15, 2008, Golden Predator made an initial payment to Canyon of approximately $507,000 on closing of the transaction.

“This transaction is another step in Canyon’s previously announced strategy to gain value from its underutilized assets in order to allow the Company to focus on its core gold development projects. Golden Predator shall assume Canyon’s remaining spending obligations on these Properties of $2.75 million over the next four years, while paying to Canyon up to an additional $1.05 million over that same period. Canyon shall retain a one time production payment on the Properties and an ongoing royalty position. Golden Predator is well positioned with its ownership of the nearby Springer mill facility, located near Winnemucca, Nevada, to move either or both of these properties toward production as gold resources are developed on the Properties,” states James Hesketh, President and CEO.

Canyon’s interest in the Properties was acquired from Newmont Capital Limited (“Newmont”) in December 2006. Golden Predator will assume Canyon’s obligations to Newmont as defined in the Adelaide Project and Tuscarora Project Minerals Lease, Sublease and Agreement dated December 29, 2006 (“Minerals Lease”) between Canyon and Newmont. Canyon met its $250,000 first year spending obligation under this Minerals Lease during 2007.

Golden Predator has guaranteed the second year work commitment on the Properties of $400,000. Canyon will also receive a second payment equivalent to $250,000 in either cash or stock of Golden Predator prior to December 29, 2008. If Golden Predator elects to complete the assumed work commitments under the Mineral Lease, Canyon could receive additional payments of approximately $800,000 in either cash or stock of Golden Predator plus a production payment and royalties.

Canyon will retain a net smelter returns royalty of up to 1.5% but not less than 0.5% depending on the total royalty burden on individual claims of the Properties and the prevailing quarterly average gold price. The royalty burden on the Properties is capped at 5.5% when gold price is less than $700 per ounce and escalates to 6.5% as the price of gold increases to over $900 per ounce. The royalty will apply to all metals and minerals produced and sold from the Properties. In addition, when a positive production decision has been made, Canyon may receive a production payment equivalent to $2.50 per ounce of gold or gold equivalent ounce based on the established reserves or measured and indicated ounces at that time, but not less than $250,000 for each property.

Golden Predator may return one or both Properties upon 60-days notice to Canyon, resulting in adjustments to the work commitments and corresponding payments to Canyon. Upon notice of return of one or both Properties, Canyon may choose to assume the obligations underlying the Mineral Lease or return the rejected property to Golden Predator and Golden Predator may elect to terminate the property directly with Newmont. Golden Predator may assign any or all of its interest in the Properties, subject to the Canyon and Newmont obligations, to an unaffiliated party with Canyon’s consent.

As part of this Option Agreement, Canyon entered into a simultaneous Assumption and Assignment Agreement with Golden Predator to assume its lease interest in 20 unpatented mineral claims in Humboldt County, Nevada. These claims are adjacent to Canyon’s existing Mt. Edna claims and allows for further consolidation of that property.

For additional information on Canyon Resources, please visit our website at www.canyonresources.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Such forward-looking statements include, among others, potential production payments and royalty payments by Golden Predator in the future. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the volatility of gold prices; potential operating risks of mining, development and expansion; the uncertainty of Golden Predator’s future decisions related to the Properties; and environmental and governmental regulations; availability of financing; the outcome of litigation, as well as judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, CONTACT:

James Hesketh, President and CEO (303) 278-8464
Valerie Kimball, Investor Relations (303) 278-8464
www.canyonresources.com